Exhibit 5.1

1400 SHIPT TOWER • 420 20TH STREET NORTH • BIRMINGHAM, ALABAMA 35203 • 205.328.0480 • bakerdonelson.com

May 21, 2021

Atrion Corporation

One Allentown Parkway

Allen, TX 75002

Re:       Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Atrion Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, with respect to 100,000 shares of the Company’s common stock (the “Shares”) that may be issued under the terms of the Atrion Corporation 2021 Equity Incentive Plan as referenced in the Registration Statement (the “2021 Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including the Registration Statement, certain resolutions adopted by the Company’s Board of Directors, the 2021 Plan, and such other certificates, instruments and documents as we have considered necessary, appropriate or advisable. As to any facts material to our opinion, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity and mental competence of natural persons, and that all information contained in all documents reviewed by us is true, correct and complete. In addition, we have assumed that the Shares will be issued in accordance with the 2021 Plan and full consideration authorized will be received by the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the 2021 Plan, will be validly issued, fully paid, and non-assessable.

This opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations promulgated by the Commission pursuant to the Securities Act.

This opinion is based upon and limited to the laws of the State of Delaware, and no opinion is expressed as to the laws of any other jurisdiction.

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

ALABAMA • FLORIDA • GEORGIA • LOUISIANA • MARYLAND • MISSISSIPPI •

SOUTH CAROLINA • TENNESSEE • TEXAS • VIRGINIA • WASHINGTON, D.C.